GS Mortgage Securities Corporation II
200 West Street,
New York, NY 10282
RE: Annual Statement of Compliance
The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate
Administrator and Paying Agent for the Miracle Mile Shops Loan Combination (in such capacities, "Wells Fargo"), hereby certifies as follows as of and for the year ending
December 31, 2014 (the "reporting period"):
(a)
A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the
"Servicing Agreement(s)") has been made under my supervision; and
(b)
To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.
March 19, 2015
/s/ Brian Smith
Brian Smith
Vice President
Wells
Fargo
Corporate Trust Services
MAC R1204-010
9062 Old Annapolis Rd
Columbia, MD 21045
Tel: 410 884-2000
Fax: 410 715 2380

To: GS Mortgage Securities Corporation II
Schedule A
List of Servicing Agreement(s) and Series
1.
Pooling and Servicing Agreement dated as of November 1, 2013, by and among
DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS
FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, LNR PARTNERS, LLC, as
Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor, U.S. BANK
NATIONAL ASSOCIATION, as Trustee, and Wells Fargo Bank, N.A. as Certificate
Administrator, Paying Agent, and Custodian relating to the Series COMM 2013-
CCRE12 Commercial Mortgage Pass-Through Certificates relating to the Miracle Mile
Shops Loan Combination, a pari passu portion of which is included in the Series
GSMS 2013-GCJ16 Commercial Mortgage Pass-Through Certificates transaction.

To: GS Mortgage Securities Corporation II
Schedule B
Material Non-Compliance with Servicing Obligations
Not Applicable